EXECUTIVE CONSULTING AGREEMENT

This Agreement dated and made effective as of the 1st day of June, 2009.

BETWEEN:

GUILDHALL MINERALS LTD., a company incorporated pursuant to the laws of the Province of British Columbia and having offices in Calgary, Alberta (the “Corporation”)

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1271632 ALBERTA LTD., a company incorporated pursuant to the laws of the Province of Alberta and having offices in Calgary, Alberta (the “Consultant”)

WHEREAS the Corporation wishes to retain the services of the Consultant, in the capacity of Manager of Geology of the Corporation, to assist in the furtherance of its Business;

AND WHEREAS the Corporation and the Consultant have agreed that their relationship will be governed by the terms and conditions of this Executive Consulting Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the provision of services by the Consultant to the Corporation, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1	In this Executive Consulting Agreement, including the recitals hereto, the following terms shall have the following meanings:

(a)	“Act” means the British Columbia Business Corporations Act, as amended;

(b)	“Affiliated” has the meaning set out in the Act, and an “Affiliate” means one of two or more Affiliated bodies corporate;

(c)	“Agreement” means this Executive Consulting Agreement, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(d)	“Board of Directors” means the board of directors of the Corporation;

(e)
“Business” means searching for and developing natural gas prospects from the Edmonton Sands Group of formations in central Alberta, typically in the area between Townships 35-45 and Ranges 2-6 W5M, excluding Sections 28, 30, 31, 33 and 34 Township 40 Range 4 W5M and Section 4 of Township 41 Range 4 W5M;

(f)
“Cause” means any reason which would entitle the Corporation to terminate this agreement without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation and includes, without limiting the generality of the foregoing:

(i)	fraud, misappropriation of the Corporation’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Consultant;

(ii)	the breach by the Consultant of any of his covenants or obligations under this Agreement, including any non-competition, non-solicitation or confidentiality covenants with the Corporation;

(g)	“Change of Control” means the occurrence of any of the following:

(i)
the purchase or acquisition of any Shares or Convertible Securities by a Holder, other than pursuant to an issuance of shares from treasury, which results in the Holder beneficially owning, or exercising control or direction over, Shares or Convertible Securities such that, assuming the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own or exercise control or direction over Shares (together with such Holder’s then owned Shares and Convertible Securities, if any) carrying the right to cast more than 51% of the votes attaching to all Shares;

(ii)
the amalgamation, consolidation or merger of the Corporation with any other corporation pursuant to which the shareholders of the Corporation immediately prior to such transaction do not own shares of the successor or continuing corporation which would entitle them to cast a majority of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation;

(iii)	the sale, lease or transfer by the Corporation of all or substantially all of the assets of the Corporation to any Person other than a Related Corporation;

(iv)	approval by the shareholders of the Corporation of the liquidation, dissolution or winding-up of the Corporation; or

(v)
a situation in which the majority of the Board of Directors, following a meeting, or series of meetings within a 180 day period, of the shareholders of the Corporation involving a contest for, or an item of business relating to, the election of directors, are not management nominees to the Board of Directors.

(h)	“Compensation” means any amounts the Consultant is entitled to receive pursuant to Article IV.

(i)
“Compensation Committee” means the committee of the Board of Directors appointed from time to time to consider and determine executive compensation issues or, in the absence of such a committee, means the Board of Directors;

(j)
“Confidential Information” means any information of a confidential nature which relates to the Business of the Corporation or any Related Corporation, including trade secrets, technical information, patents, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, strategic studies, engineering information, client and supplier lists, shareholder data and personnel information.  Notwithstanding the foregoing, Confidential Information shall not include any information which:

(i)	was in the possession of or known to the Consultant, without any obligation to keep it confidential, before it was disclosed to the Consultant by the Corporation;

(ii)	is or becomes public knowledge through no fault of the Consultant;

(iii)	is independently developed by the Consultant outside the scope of his duties to the Corporation;

(iv)	is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(v)	is, or becomes lawfully available to the Consultant from a source other than the Corporation.

(k)	“Convertible Securities” means any securities convertible or exchangeable into Shares or carrying the right or obligation to acquire Shares, other than purchase warrants;

(l)
“Corporate Property” includes any and all proprietary technology, financial, and operating information, all works of expression and any copyrights in such works, patentable inventions, discoveries or trade secrets, and any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or any Related Corporations;

(m)	“Effective Date” means the date as set forth on page one of this Agreement;

(n)	“Holder” means any Person or group of Persons acting jointly or in concert, or associated or Affiliated with any such Person, group of Persons or any of such Persons acting jointly or in concert;

(o)	“Notes” means the demand promissory notes dated June 1, 2009 relating to the purchase of the Pooled Shares;

(p)	“Notice” means any Notice given by one Party to the other Party in accordance with Article XI;

(q)	“Party” means one or other of the Consultant and the Corporation, and “Parties” means both the Consultant and the Corporation;

(r)	“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative, and “Persons” means a group of more than one Person;

(s)	“Pledge Agreements” means the share pledge agreements dated for reference June 1, 2009 securing the obligations under the Notes;

(t)	“Pooled Shares” means the Shares subject to the Pooling Agreement dated June 1, 2009 among the Consultant, the Corporation and certain other shareholders of the Corporation;

(u)	“Related Corporation” means any subsidiary corporation or partnership, division, affiliate, predecessor or successor of the Corporation;

(v)	“Saleable Shares” has the meaning as defined in the Pooling Agreement dated June 1, 2009 among the Consultant, the Corporation and certain other shareholders of the Corporation;

(w)	“Severance Period” shall be the number of weeks remaining in the Term of this Agreement;

(x)	“Shares” means the common shares of the Corporation as constituted on the date first above written;

(y)	“Term” means the period during which this Agreement remains in force pursuant to Article II; and

(z)	“Termination Date” means the last day actively worked by the Consultant for the Corporation.

1.2	The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.3	All words in this Agreement importing the singular number include the plural, and vice versa. All words importing gender include the masculine, feminine and neuter genders.

1.4	All monetary amounts are in Canadian dollars.

1.5
The word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.6
A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7	A reference to an entity includes any successor to that entity.

1.8	A reference to “approval”, “authorization” or “consent’ means written approval, authorization or consent.

1.9
A reference to an Article is to an Article of this Agreement and the reference to a Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated.

ARTICLE II
TERM OF AGREEMENT

2.1
The Term of this Agreement with the Corporation shall be for one (1) year from the Effective Date, to be extended for further one (1) year terms by agreement of the parties prior to expiry of each term.

ARTICLE III
DUTIES OF CONSULTANT

3.1	The Consultant shall, during the Term:

(a)
perform the duties and responsibilities of the Manager of Geology of the Corporation, including all those duties and responsibilities customarily performed by a person holding the same or an equivalent position in corporations of a similar size to the Corporation in a similar Business to that of the Corporation in Canada, as well as such other related duties and responsibilities as may be assigned to the Consultant by the President from time to time, provided that such other related duties and responsibilities are consistent with the Consultant’s duties as the Manager of Geology of the Corporation;

(b)
accept such other office or offices which be may be elected or appointed by the President in addition to that of Manager of Geology, provided that performance of the duties and responsibilities associated with such office or offices shall be consistent with the duties provided for in paragraph 3.1(a).

3.2	Independent Contractor

(a)
It is understood and agreed that the Consultant will provide services to the Corporation as an independent contractor, on a contract basis, and that nothing in this Agreement shall be construed to create a relationship of employer and employee between the Corporation and the Consultant.  The Consultant acknowledges that it and any of the Dedicated Personnel will not be employees of the Corporation and accordingly will not be eligible to participate in any employee benefit plans of the Corporation including, without limitation, life insurance, health care, disability income and dental plans.  The Consultant acknowledges that it nor any of the Dedicated Personnel will represent themselves to be, an employee of the Corporation.

(b)
Except as provided for in this Agreement, the Corporation shall not control, supervise, direct or schedule the activities of the Consultant.  The Consultant shall be solely responsible for the performance of the Services and shall have the exclusive direction and control, including the method, manner and scheduling of the same.

(c)
It is acknowledged that the work product of the Consultant hereunder is the sole property of the Corporation and the Consultant hereby assigns to the Corporation any proprietary interest and waives all moral rights he may be deemed to have in the work product of the Consultant relating to or resulting from the performance of the Services hereunder.  The Consultant will, under no circumstances, use, copy, modify or disclose any such work product without the prior written consent of the Corporation.

3.3
The Consultant shall be free to determine the hours of the day during which he will perform the Services; provided, however, that the Consultant agrees, to the extent possible, to endeavour to make itself available to the directors and employees of the Corporation during their regularly scheduled hours or at specific times as requested by the Corporation.  The Consultant acknowledges that the Services are to be completed on a timely basis and agrees that he shall schedule the performance of the Services in order to complete the Services on or prior to such dates as may be specified by the Corporation from time to time.

3.4	The Consultant shall be based in Calgary, Alberta, Canada.

ARTICLE IV
COMPENSATION

4.1
The Corporation shall pay the Consultant during the Term of this Agreement for the Services provided hereunder (the “Consulting Fee”), a fee of $149,000 per annum, payable in arrears in 12 equal installments, subject to review by the board of directors.

4.2	The Consultant shall invoice the Corporation for Services provided on a monthly basis. The Consultant shall indicate on each invoice his GST registration number and the amount of GST charged.

4.3
Invoices received by the Corporation from the Consultant hereunder shall, unless disputed in good faith by the Corporation, be paid within thirty (30) days of receipt thereof.  In the event the Corporation does not agree with the invoice received from the Consultant, the parties shall use their best efforts to negotiate a resolution in good faith.  In the event that a resolution cannot be negotiated in good faith, either party may refer the matter to arbitration in Calgary, Alberta under the provisions of the Arbitration Act (Alberta).  The parties shall select a single arbitrator mutually acceptable to them to act as the arbitrator.  If the parties hereto are unable to agree on a single arbitrator then, upon written demand of any one party and within twenty-one (21) days of such demand, the arbitrator shall be appointed by the Court of Queen’s Bench of Alberta.  The arbitrator so chosen shall proceed immediately to hear and determine the question or questions in dispute.  The compensation and expenses of the arbitrator shall be paid equally by the parties hereto.  The decision of the arbitrator shall be drawn up in writing and signed by the arbitrator and shall be final and binding upon the parties hereto as to any question or questions so submitted to arbitration and the parties shall be bound by such decision and perform the terms and conditions thereof.

4.4
Except as specified below, all expenses incurred by the Consultant in connection with the performance of the Services shall be the sole responsibility of the Consultant and the Consultant shall be solely responsible for the payment thereof The Consultant agrees and acknowledges that the Corporation is not responsible in any manner whatsoever for the costs, expenses or third party accounts incurred by the Consultant.  Notwithstanding the above, the Corporation agrees to reimburse the Consultant for, or to pay directly, all third party costs incurred by the Consultant with the prior written authorization or approval of the Corporation.  Such costs will be paid or reimbursed by the Corporation within thirty (30) days of written receipt of payment thereof.

4.5	The Consultant shall be responsible for all taxes payable as a result of the provision of the Services or which arise out of this Agreement.

4.6
If the Corporation should ever be required by any governmental authority at any time to pay, on the Consultant’s behalf, any assessments such as income tax, employment insurance premiums, Canada Pension Plan contributions, Provincial Health Care contributions, or Workers’ Compensation contributions, the Consultant will, forthwith upon notice, reimburse the Corporation for such payment, together with interest and any penalties applicable to such assessments.  The Consultant’s obligations under this subsection 4.6 will survive the termination of this Agreement and remain in effect until the expiry of the period during which a notice of assessment or reassessment in respect of the taxes under dispute may be issued and any further periods during which such assessment or reassessment may be applied.

4.7
The Consultant shall maintain full and accurate records showing all Services performed, fees charged and disbursements incurred under this Agreement.  Such records of account shall be maintained for a period of not less than three (3) years following the termination of this Agreement.

4.8
At any time during the term of this Agreement and for three (3) years thereafter, the Corporation and its authorized representatives shall have the right, at all reasonable times during normal business hours, to audit any of the Consultant’s documents, computer data or disks, file, voice mail or other information relating to or bearing upon the correctness of any invoice presented by the Consultant to the Corporation for payment.

4.9
The Corporation will promptly notify the Consultant of any exceptions disclosed by such audit and the Consultant hereby agrees that he will promptly reimburse the Corporation for any amount of overpayment reflected by such audit.

4.10
The Corporation may also grant the Consultant annual or incentive bonuses in an amount and on such terms and conditions as the Compensation Committee in its sole discretion may determine from time to time, based upon such factors as the Compensation Committee in its sole discretion determines are relevant, which factors may include the Consultant’s performance under the terms of this Agreement and the performance of the Corporation.

4.11
Upon termination of this Agreement for any reason, the Consultant shall be entitled to receive any Compensation earned up to the Termination Date, in addition to any other severance or termination payments which are payable under the terms of this Agreement.

ARTICLE V
TERMINATION BY CORPORATION

5.1	The Corporation shall be entitled to terminate this Agreement at any time, for any reason, upon written Notice to the Consultant, in which case:

(a)
subject to Section 6.3, the Corporation shall pay the Consultant the following amounts in full and final settlement of any claims by the Consultant against the Corporation or any Related Corporation, arising out of, or in any way connected to, this Agreement with the Corporation or any Related Corporation, or the termination of such Agreement, whether at common law or under the provision of any statute or regulation, or pursuant to any agreement between the Parties:

(i)
Remaining compensation calculated for the Severance Period calculated based upon an average number of months remaining in the Term multiplied by the monthly Consulting Fee.  The minimum compensation to be 6 months pay and the maximum compensation not to exceed 12 months of pay;

(b)	the Consultant’s right to receive the payment under this Section 5.1 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Consultant;

(c)	payment under this Section 5.1 shall be subject to the prior execution by the Consultant of a Settlement Agreement and Release, on terms acceptable to the Corporation acting reasonably;

(d)
one hundred percent (100%) of the unvested portion of all stock options held by the Consultant as of the Termination Date shall be deemed vested and the Consultant shall be entitled to exercise such stock options for a period of six (6) months following the Termination Date; and

(e)	one hundred percent (100%) of the Pooled Shares as of the Termination Date shall become Saleable Shares.

5.2
Notwithstanding the terms of section 5.1 above, if the Consultant is terminated by the Corporation for Cause, the Consultant shall be terminated immediately and the Corporation shall only be required to pay the Consultant any Compensation earned up to the Termination Date.  One hundred percent (100%) of the unvested portion of all stock options held by the Consultant as of the Termination Date shall be cancelled as of the Termination Date and all of the Pooled Shares that have not become Saleable Shares as of the Termination Date shall be tendered to the Corporation forthwith to be returned to treasury, subject to the terms of the Notes and the Pledge Agreements.

ARTICLE VI
TERMINATION BY CONSULTANT

6.1	The Consultant may terminate this Agreement and his employment with the Corporation by providing 30 days’ prior Notice to the Corporation. Upon receipt of such Notice of termination by the Consultant:

(a)
the Corporation shall be required to pay the Consultant any Compensation earned up to the Termination Date, and may either require the Consultant to continue to perform his duties until the Termination Date, or dismiss the Consultant at any time after receipt of the Notice, providing Compensation for the Notice Period equal to one month multiplied by the monthly Consulting Fee; and

(b)	all of the Pooled Shares that have not become Saleable Shares as of the Termination Date shall be tendered to the Corporation forthwith to be returned to treasury.

6.2
Subject to the conditions set out in Section 6.4, the Consultant may terminate this agreement with the Corporation within 60 days following the occurrence of a Change of Control of the Corporation and receive the payment set out in section 6.3.

6.3
In the event that the Consultant’s agreement with the Corporation is terminated in strict accordance with Section 6.2, the Corporation shall pay the Consultant the following amounts in full and final settlement of any claims by the Consultant against the Corporation or any Related Corporation, arising out of or in any way connected to the Consultant’s agreement with the Corporation or any Related Corporation, or the termination of such agreement, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the Parties:

(a)
compensation calculated for the Severance Period calculated based upon an average number of months remaining in the Term multiplied by the monthly Consulting Fee.  The minimum compensation to be 6 months pay and the maximum compensation not to exceed 12 months of pay;

(b)	all of the Pooled Shares shall become Saleable Shares; and

(c)
one hundred percent (100%) of the unvested portion of all stock options held by the Consultant as of the Termination Date shall be deemed vested and the Consultant shall be entitled to exercise such stock options for a period of six (6) months following the Termination Date.

6.4	Payment under Section 6.3 shall be subject to the following conditions:

(a)	the prior execution by the Consultant of a Settlement Agreement and Release on terms acceptable to the Corporation acting reasonably;

(b)
the Consultant’s full co-operation and assistance, in connection with any Change of Control, to transfer the Consultant’s duties and responsibilities to a replacement at the request of the Corporation and for a period requested by the Corporation not to exceed 30 days, and the tendering by the Consultant of his resignation from any position he may hold as an officer or a director of the Corporation and any Related Corporations, at such time as the Corporation may request;

(c)	the Consultant’s right to receive the payment under Section 6.2 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Consultant; and

(d)
payment under Section 6.2 shall be in place of, and not in addition to, any other statutory and common law severance or termination payment in lieu of reasonable notice which may be made to the Consultant pursuant to any other term or provision of this Agreement.

ARTICLE VII
TERMINATION UPON DEATH

7.1	This Agreement shall automatically terminate upon the death of the Consultant.

ARTICLE VIII
PROPERTY RIGHTS

8.1
The Consultant acknowledges and confirms that the Corporation shall be entitled to own and control all proprietary technology, and financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, that are developed, created, or conceived by the Consultant during the course of this Agreement (collectively referred to as “Contract Developments”), to the extent that such Contract Developments relate to the Corporation’s current or potential Business or if such Contract Developments were in any part undertaken in connection with this Agreement or with Corporation supplied software or equipment or on the premises of the Corporation or its customers or contractors.  Accordingly, the Consultant hereby agrees to disclose, deliver, and assign all such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright, and further agrees to execute all documents, patent applications, and arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give the Corporation the full benefit of them.

8.2
The Consultant agrees that all copyrightable materials generated or developed under this Agreement, including computer programs and documentation, shall be considered works made for hire under the copyright laws of Canada and the United States and shall, upon creation, be owned exclusively by the Corporation.  To the extent that any such materials, under applicable law, may not be considered works made for hire, the Consultant hereby assigns to the Corporation the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Corporation shall be entitled to register and hold in its own name all copyrights in respect of such materials.

ARTICLE IX
CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

9.1
The Consultant acknowledges and agrees that in performing the duties and responsibilities pursuant to this Agreement, he will occupy a position of high fiduciary trust and confidence with the Corporation, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the Business carried on by the Corporation and its Related Corporations, and the manner in which such Business is conducted.  It is the express intent and agreement of the Consultant and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the Business interests of the Corporation and its Related Corporations, and not in any manner detrimental to them.  The Consultant therefore agrees that, so long as this Agreement is in force, he shall not engage in any practice or business that competes with the Business of the Corporation or its Related Corporations without informing the Board of Directors of the Corporation.

9.2
The Consultant further acknowledges and agrees that in performing the duties and responsibilities pursuant to this Agreement, he will become knowledgeable with respect to a wide variety of Confidential Information which is the exclusive property of the Corporation, the disclosure of which would cause irreparable harm to the Corporation.  The Consultant therefore agrees that during the Term and following the termination of this Agreement for any reason, he shall treat confidentially all Confidential Information belonging to the Corporation, and shall not disclose the Confidential Information to any unauthorized persons, except with the express consent of the Board of Directors, or otherwise as required by law.

9.3
The Consultant further acknowledges and agrees that pursuant to the terms of this Agreement, that to the extent he acquires Corporate Property of the Corporation, it shall remain the exclusive property of the Corporation.  Upon termination of this Consultant Consulting Agreement for any reason, the Consultant shall return to the Corporation all Corporate Property, together with any copies or reproductions thereof; which may have come into the Consultant’s possession during the course of or pursuant to this Agreement, and shall delete or destroy all computer files on his personal computer which may contain any Confidential Information belonging to the Corporation.

ARTICLE X
INDEMNIFICATION

10.1
Subject to the requirements of the Act, the Corporation shall indemnify and save harmless the Consultant from and against any personal liability which he incurs as a direct result of performing his duties on behalf of the Corporation, with the exception of any liability which the Corporation is prohibited by law from assuming.  Concurrently with the execution of this Agreement, the Corporation shall enter into an indemnity agreement between the Consultant and the Corporation in substantially the same form as attached as Schedule A hereto.

ARTICLE XI
NOTICES

11.1	Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the Parties hereto at the following addresses:

To the Corporation:

c/o TingleMerrett LLP
1250, 639 – 5th Street, S.W.
Calgary, Alberta T2P 0M9
Fax: (403) 571-8008

Attention:	Scott Reeves, Corporate Secretary

To the Consultant:

1271632 Alberta Ltd.
158 Sceptre Close NW
Calgary, AB T3L 1Y2
Fax: (403) 208-2199

Attention:	Hugh Loney, President

Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent.

11.2	Either Party may change its address for Notice in the aforesaid manner.

ARTICLE XII
GENERAL

12.1	Time shall be of the essence in this Agreement,

12.2
This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta, and the Parties hereby attorn to the non-exclusive jurisdiction of Alberta Courts.  Should provisions in this Agreement fail to comply with the applicable legislation, the Agreement shall be interpreted in accordance with those statutory requirements.

12.3
This Agreement and any other agreements expressly incorporated by reference herein, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior agreements, undertakings, representations or negotiations pertaining to the subject matter of this Agreement.  The Parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement.  In the event of a conflict between this Agreement and any other agreement expressly incorporated by reference herein, the terms of this Agreement shall prevail.

12.4	This Agreement may not be amended or modified in any way except by written instrument signed by the Parties hereto.

12.5	This Agreement shall enure to the benefit of and be binding upon the Parties hereto, together with their personal representatives, successors and permitted assigns.

12.6	This Agreement may not be assigned by either Party without the prior consent of the other Party.

12.7
The waiver by either Party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that Party of any other breach of the same or any other provision of this Agreement.

12.8
The Parties agree to execute and deliver such further and other documents, and perform or cause to be performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

12.9
The Consultant agrees that following the termination of this Agreement with the Corporation for any reason, the Consultant shall tender his resignation from any position he may hold as an officer or director of the Corporation or any Related Corporation.

12.10
Should any provision in this Agreement be found to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way.

IN WITNESS WHEREOF the Parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek

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independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

1271632 ALBERTA LTD.

Per: ______________________
Hugh Loney, President

GUILDHALL MINERALS LTD.

Per: ______________________

Per: ______________________

{W:\DOCS\4943.002\08\00257821.DOC / 5}30372600.1